Exhibit 99.2
1 STERLING Financial Corporation 2008 Analyst Day Hayden Lake Country Club Hayden, Idaho August 11, 2008

3 Nancy McDaniel Chief Portfolio Manager Proactive portfolio risk management Balancing short term needs & long term objectives Strength of key economic drivers in our footprint

5 Overview Portfolio Management Residential Construction Special Project Team Proactive management of the investment and loan portfolios of Sterling Savings Bank Improve risk-adjusted return on capital (RAROC) Leadership of the Residential Construction Special Project Team Chief Portfolio Manager Investment Manager Residential Construction Special Project Team Loan Portfolio Manager

MBSs primarily composed of seasoned FNMA & FHLMC securities Positions in MBSs and CMOs are all AAA rated No equity, no direct debt, and no preferred positions in either FNMA or FHLMC 7 Investment Portfolio June 30, 2008 $2.3 Billion

9 Loan Mix - Current vs. Target SSB 06/30/08 SSB Target: 2010 Construction Consumer and Residential Mortgages CRE (Non-owner Occupied) C&I and OO CRE

11 Target Portfolio Mix Curtailed residential construction and wholesale activities. Limited commercial construction to a few segments in select markets. Allow managed growth to replace run off of commercial real estate loans. Enhanced pricing model. Established portfolio targets by product type for all types of real estate.

Note: Sterling Savings Bank only - Based on outstanding on perm loans and current commitment on LOCs & construction loans 13 Real Estate Portfolio Geographic distribution - June 30, 2008 Puget Sound- $2.0B WASHINGTON WA Other- $1.1B MONTANA Vancouver- $179MM Portland- $948MM Bend- $172MM N CA- $1.3B S CA - $471MM OREGON CALIFORNIA IDAHO NEVADA UTAH ARIZONA OR Other- $1.1B $173MM $670MM $74MM $60MM $386MM $3.1B $2.2B $1.7B Real Estate Portfolio = Commercial, Income Property, Residential Real Estate Perm & Construction

15 Residential Construction Special Project Team Proactive management of our performing builders Leveraging the expertise of our Real Estate Group Refocused efforts of production to proactive credit management of performing borrowers Early intervention to curtail potential problem assets Marshaled existing resources with residential construction expertise outside of the real estate group Enhanced loan servicing support Expanded loan reporting, monitoring, and follow up Expansion of dedicated credit administrative team Legal support and training Executive team involvement Appraisal support Customizing plans to allow the bank and the builder to manage through the cycle Active Management of Every Builder

17 Real Estate Group Loan commitments and concentrations $681 MM - 28% $487 MM - 20% $57 MM - 2% $23 MM - 1% $139 MM - 6% $1 MM - 0% $377 M - 16% $236 MM - 10% $159 MM - 7% $134 MM - 6% $ Millions

The areas two leading industries, aerospace and software, remain strong. Boeing, Microsoft and Amazon continue to perform well. Construction employment has fallen, but is offset by gains in manufacturing related to aerospace production. The Case-Shiller Home Price Index shows that Seattle prices were down 6.3% year over year through May, compared to 15.8% decline in the 20 city composite. Washington is expected to experience employment growth over the year in the 1%-1.5% range. 19 Puget Sound General Economic Conditions June Unemp. June Year over Year Job Growth June Year over Year Job Growth Median Home Price Puget Sound 4.5% 25,800 1.4% $372 K Washington 5.5% 32,300 1.1% $293 K US 5.5% -167,000 -0.1% $196 K

21 Portland/Vancouver General Economic Conditions Exports in this region are among the strongest in the nation. Weakness in the US dollar helps area exporters such as Nike, Intel and Hewlett Packard. Construction, manufacturing, trade and financial services all show declines. The Case-Shiller Home Price Index shows that Portland prices were down 5.2% year over year through May, compared to 15.8% decline in the 20 city composite. Note, however, the index increased in April and May. Employment has leveled out, and the area will experience slow employment growth in 2008. June Unemp June Year over Year Job Growth June Year over Year Job Growth Median Home Price Portland/ Vancouver 5.3% 14,400 1.3% $287K Oregon 5.5% 1,200 0.1% $244 K* US 5.5% -167,000 -0.1% $196 K * Average median for Eugene, Salem and Portland MSAs.

23 Bend General Economic Conditions Bend's economic profile is comprised of five industry categories: tourism; healthcare and social services; professional, scientific and technical services; wood products manufacturing; and recreation and transportation equipment. Much of Bend's rapid growth in recent years is due to its attraction as a retirement destination. The more recent and dramatic slowdown in new construction is a result of lower demand for second homes. 2nd quarter home sales were up 41.4% from 1st quarter, but were down 36.8% year-over-year. Home prices fell 12% from a year ago. June Unemp June Year over Year Job Growth June Year over Year Job Growth Median Home Price Bend 6.1% 2,700 3.2% $292 K Oregon 5.5% 1,200 0.1% $244 K* US 5.5% -167,000 -0.1% $196 K * Average median for Eugene, Salem and Portland MSAs.

Boise is the Idaho state capital and ranks sixth in the nation for the number of corporate headquarters located in the city (in relation to its population base), including Albertson's, Boise Cascade, Morrison Knudsen, J.R. Simplot, Micron Technology, TJ International, and Washington Group International. High technology industries are becoming an increasingly important sector, though manufacturing in computer equipment and electronics is down. Home sales increased in Ada County for a sixth straight month in June, and Canyon County sales have increased 3 out of 6 months in 2008, yet home sales are down 32.9% from a year earlier. Median home prices continue to fall, down nearly 12% year-over-year, and inventory continues to rise, up 2.4% year-over-year. Idaho is experiencing year over year job declines for the first time since 2001. Little employment growth is expected in Idaho in 2008, however unemployment remains among the lowest in the country. 25 Boise General Economic Conditions June Unemp June Year over Year Job Growth June Year over Year Job Growth Median Home Price Boise 3.8% -4,600 -1.5% $193 K Idaho 3.8% -3,500 -0.5% $175 K US 5.5% -167,000 -0.1% $196 K

27 Sacramento General Economic Conditions Sacramento's deep-water port, connected to the San Francisco Bay via a 43-mile channel, is an important West Coast hub for the handling of cargo from ocean-going ships. Sacramento maintains its position at the top of the rail transportation industry. Government and transportation are the largest sectors of employment in the area, but technology-related companies such as Intel and Hewlett-Packard are among the Sacramento area's largest employers; proximity to research centers, and a well-educated labor pool, have drawn such companies to the area. Sacramento home re-sales have increased after very sharp price declines. Many re-sales have been out of foreclosure. The state is not expected to have any employment growth in 2008, with a pickup in 2009 as the drag from housing diminishes. Area growth has been fueled by affordable housing and proximity to government and major metro markets. June Unemp June Year over Year Job Growth June Year over Year Job Growth Median Home Price Sacramento/ Roseville 6.8% 20,500 1.9% $259K California 6.9% -58,900 -0.4% $407K US 5.5% -167,000 -0.1% $196 K

29 Steve Page Chief Credit Officer

31 Key Messages Credit quality issues are TOP priority Identify and quantify distressed assets Develop plans to resolve and workout of distressed assets Experience and expertise Strong credit culture - proactive, conservative

33 Executive Credit Committee Senior Credit Committee Credit Teams Loan approval, credit authority review, policy review and revisions, and loan reporting... Loan approval and loan reporting of major credit relationships... Specialized and focused loan approval and loan reporting... Credit Process Rigorous and proactive

35 35 These five direct reports have a cumulative total of 124 years in the industry. There are a total of 86 employees in these five departments. Credit Team Seasoned expertise

37 Resolving Non-Performing Assets Time, money and management Restoring to accrual status Short sale of loans Restructuring of loan Sale of notes

39 Credit Charges Net charge offs-to-average loans Source: FDIC. U.S. Financial Institutions data through March 2008, latest available period. Note that STSA data is year to date through June 2008.

41 Loan-to-Value Policy Guidelines Conservative standards Raw land - 65% Land development - 75% Construction: Commercial, multi-family and other nonresidential - 80% Construction: One to four family residential - 85% Improved commercial and income producing property - 85% Owner-occupied one to four and home equity - Refer to individual policies for perm mortgage and home equity loans

43 Credit Management Credit quality is our primary focus in 2008 and 2009 Residential Construction Special Project Team Focused on early problem detection and remediation Open communications with customers Review of every residential construction credit Resolve and prevent becoming an NPA

45 Non-Performing Assets Weighted to residential construction portfolio

47 Residential Construction NPAs The 80-20 rule

49 Non-Performing Residential Construction Loans By property type - June 30, 2008 *Based on Outstanding Balances less Reserves

51 Residential Construction Classified Assets

Total Classified Assets 53 72% Increase 24% Increase

55 Total Portfolio 60+ Day Delinquency Trend Sterling Savings Bank Note: Sterling Savings Bank data only, using internal classifications.

57 Trends: 60 Days and Over Delinquent Sterling Savings Bank

Real Estate Owned Balances 59 Description 6/30/08 ($000s) % of REO REO Greater than $1 Million: Residential lots near Boise, ID $ 5,483 26% Raw land in S. California 3,462 16% Hotel and property in E. Oregon 1,980 9% Homes and lots near SLC Utah 1,834 9% Raw land in S. California 1,067 5% Homes and lots in Puget Sound 1,051 5% REO: Under $1 Million: 20 Borrowers: Mostly SFRs, some lots, and some commercial 6,477 31% Subtotal 21,353 100% Consumer assets repossessed and other 1,645 Total REO $ 22,998

61 Total Portfolio 7-Year Trend of Classified Assets Sterling Savings Bank June 2008 - 5.37%

63 Summary The goal of loss mitigation Identify potential problems early Develop reasonable and effective workout plans Draw from our strong credit culture, experience and expertise

Dan Byrne Chief Financial Officer Sterling Financial Corporation 65

Provisioning Guidance Looked at markets Looked at actual trends Looked at pipeline 67

Top 20 Classified Assets and Allowances

June 30, 2008 sorted by market

Description	6/30/08 Balance	Specific & Unallocated General Reserve	Reserve/ Classified Loans
A&D: 73 loans; Portland/Vancouver	$ 50,577,983	$ 9,104,037	18%
A&D & Spec homes: 29 loans; Portland area	19,355,840	3,964,051	20%
A&D & Vertical: 24 loans; Portland area	14,472,269	3,653,298	25%
A&D, Lots & Vertical: 32 loans; Vancouver	13,268,179	3,494,440	26%
A&D; Portland area	11,542,500	2,077,650	18%
SFRs: 20 loans; Portland area	9,269,000	1,668,420	18%
Subtotal Portland/Vancouver	**118,485,771**	**23,961,897**	**20%**
A&D: 2 loans; S. California	23,226,063	12,697,239	55%
A&D; S. California	12,557,348	5,177,993	41%
Raw Land; S. California	9,411,332	1,822,389	19%
Subtotal S. California	**45,194,743**	**19,697,621**	**44%**
SFRs & Lots: 68 loans; Puget Sound	20,574,223	4,327,183	21%
A&D: 3 loans; Puget Sound	12,432,000	3,260,253	26%
Commercial banking: 5 loans; Puget Sound	9,176,097	1,651,697	18%
Subtotal Puget Sound	**42,182,320**	**9,239,133**	**22%**
A&D: 44 loans; Bend	10,945,515	3,258,937	30%
SFRs & Lots: 12 loans; Bend	7,712,757	1,388,296	18%
Subtotal Bend	**18,658,272**	**4,647,233**	**25%**
A&D: 6 loans; N. California	8,470,737	1,524,733	18%
Commercial banking: 3 loans; OR	7,663,321	1,118,571	15%
A&D; OR	7,369,403	1,326,493	18%
SFRs & Lots: 13 loans; OR, WA, ID	15,169,088	2,730,436	18%
Lots & A&D: 7 loans; Utah	21,984,830	4,424,040	20%
Commercial banking: 7 loans; WA	3,091,455	556,462	18%
Subtotal Other Markets	**63,748,834**	**11,680,734**	**18%**
Total: Top 20 Classified Assets	**$ 288,269,940**	**$ 69,226,618**	**24%**
All Classified Assets	497,461,000		
Top 20: Percent of All Classified Assets	58%		

STERLING
Financial Corporation

STERLING ANALYST DAY
35

Loan Stress Analysis: Impact on Capital 71 Loan Balance Guidance: Low EPS Guidance: Low EPS Guidance: High EPS Guidance: High EPS 6/30/08 ($000) Est. loss (%) Est. loss ($000) Est. loss (%) Est. loss ($000) Commercial loans $ 2,677,479 0.3% $ 6,700 0.2% $ 5,400 Commercial construction 1,080,797 1.0% 10,800 0.8% 8,100 Residential construction 1,831,050 5.0% 91,600 4.5% 82,400 Commercial real estate 1,321,895 0.5% 6,600 0.4% 5,800 Multifamily real estate 445,298 0.2% 700 0.1% 600 Residential mortgage 798,408 0.2% 1,400 0.1% 1,100 Consumer 1,240,932 0.2% 2,200 0.1% 1,600 Total $ 9,395,859 $ 120,000 $ 105,000 2008 EPS Guidance $ 0.75 $ 1.00 Excess provision as of June 30, 2008 (>1.25% of risk based assets) Excess provision as of June 30, 2008 (>1.25% of risk based assets) Excess provision as of June 30, 2008 (>1.25% of risk based assets) 40,389 40,389 Capital impact (pre tax) $ 79,611 $ 64,611

Provision Analysis: Capital Adequacy

(Dollars in thousands)

High Range of Guidance		Actual		Actual		Projected		Projected
Balance Sheet		3/31/2008		6/30/2008		2nd Half 2008		12 Months
Assets	$	12,691,000	$	12,700,000	$	12,730,000		
Loans		9,280,000		9,396,000		9,737,000		
Equity		1,191,000		1,178,000		1,210,000		
Provision for Loan Losses		37,000		31,000		37,000		105,000
Net Income		2,876		11,675		37,194		51,745
Earnings per Share	$	0.06	$	0.23	$	0.71	$	1.00
Capital/Equity Ratios								
Leverage Ratio		8.10%		8.00%		8.29%		
Tier 1 Capital Ratio		9.67%		9.45%		9.79%		
Total Capital Ratio		10.95%		10.72%		11.07%		
Well-Capitalized excess/(deficit)	$	95,000	$	74,000	$	111,000		
Adequately-Capitalized excess/(deficit)		295,000		281,000		317,000		

Low Range of Guidance		Actual		Actual		Projected		Projected
Balance Sheet		3/31/2008		6/30/2008		2nd Half 2008		12 Months
Assets	$	12,691,000	$	12,700,000	$	12,715,000		
Loans		9,280,000		9,396,000		9,737,000		
Equity		1,191,000		1,178,000		1,197,000		
Provision for Loan Losses		37,000		31,000		52,000		120,000
Net Income		2,876		11,675		24,169		38,720
Earnings per Share	$	0.06	$	0.23	$	0.46	$	0.75
Capital/Equity Ratios								
Leverage Ratio		8.10%		8.00%		8.19%		
Tier 1 Capital Ratio		9.67%		9.45%		9.68%		
Total Capital Ratio		10.95%		10.72%		10.96%		
Well-Capitalized excess/(deficit)	$	95,000	$	74,000	$	99,000		
Adequately-Capitalized excess/(deficit)		295,000		281,000		305,000		

STERLING ANALYST DAY

37

STERLING Financial Corporation

Earnings Power 75

Earnings Per Share Note: Credit costs per share equals the quarterly provision for loan losses times STSA's tax retention rate of 67.5% in 2007, and 72% in 2008, divided by fully diluted shares outstanding in the quarter. 77 Full Year 2008: 12 Months

Where We are Going... Earnings power 79 2008 Guidance (High End) * 2008 Guidance (High End) * Longer-Term Strategic Targets * Longer-Term Strategic Targets * Interest earning assets Loans/Investments Loans/Investments Deposits Increase/Mix Increase/Mix Capital Remain Well-Capitalized Remain Well-Capitalized Net interest income $ 370,033 3.14% $ 414,995 3.50% Provision (105,000) 0.83% (30,000) 0.24% Total non-interest income 97,500 0.77% 115,000 0.90% Total non-interest expense (290,000) 2.28% (304,500) 2.40% Pretax income 72,533 0.57% 195,495 1.54% Income taxes (20,309) (65,882) Net income $ 52,000 0.41% $ 129,613 1.02% Earnings per share $ 1.00 $ 2.50 (Dollars in thousands, except per share amounts) * Percentage represents the percent of average earning assets for net interest income, and the percent of average assets for all other categories.

81 Harold Gilkey Chairman & Chief Executive Officer Sterling Financial Corporation

Wrap-up Take-away messages Capital position Asset quality Earnings power Franchise value Depth/breadth of next-generation management

85